Exhibit 10.3

HESKA CORPORATION

CONSULTANT SERVICES AND CONFIDENTIALITY AGREEMENT

 This Agreement is made between the undersigned and Heska Corporation ("the Company"), this 4th day of May, 2015 (the “Effective Date”). All references to “I”, “me” or “Consultant” shall mean William A. Aylesworth. In consideration of the mutual promises and undertakings set forth herein, the parties agree as follows:

 1.0     Consulting.  I agree to serve as a consultant to the Company for the period commencing on the date of this Agreement and concluding on the date set forth on Exhibit A hereto, subject to the termination of this Agreement in accordance with Section 7. The period during which I serve as a consultant to the Company is referred to as the "Consulting Period".

 2.0     Duties. My consulting services will be in connection with the activities specified on Exhibit A, or as requested by any of the Company Representatives identified on Exhibit A. During the Consulting Period, I will perform all duties to the best of my ability. In the performance of such duties, I will consult with the Company in the manner set forth on Exhibit A, to take place at the Company's facilities or at another place reasonably requested by the Company. I will be available for reasonable telephone consultation with the Company or the other parties with respect to whom my consulting services are being rendered.

3.0     Compensation. The parties agree that my sole compensation for services rendered pursuant to this Agreement shall be as set forth on Exhibit A.

4.0     Confidential Information.

    4.1     Access to Confidential Information. I understand that, during the Consulting Period with the Company, I will be exposed, in the trust and confidence of the Company, to confidential information and data, including techniques, know-how, trade secrets, procedures, business matters or affairs, inventions, designs, methods, systems, improvements or other information designated as confidential (herein "Confidential Information") belonging to the Company or its subsidiaries or to its customers or others with whom the Company has a joint venture, research contract or other business relationship (all such subsidiaries, customers and other parties referred to herein as "affiliates") requiring the Company to maintain the confidentiality of such information.

   4.2    Nondisclosure of Confidential Information.  I agree that, during the Consulting Period and thereafter, I will not, directly or indirectly, disclose any Confidential information to any third party or use any Confidential Information for any purpose other than providing services to the Company without the prior written approval of the Company. For purposes of this Agreement, information shall be considered to be confidential if not known by the trade generally even though such information has been disclosed to one or more third parties pursuant to distribution agreements, joint research agreements or other agreements. Such information will not be considered to be confidential, however, to the extent that it is or becomes, through no fault of mine, publicly known or to the extent that I already knew such information at the time of its disclosure to me by the Company, as evidenced by written materials in my files.

   4.3   Confidential Information Property of the Company. I understand that all data, including drawings, prints, specifications, designs, notes, notebooks, records, documents, reproductions or other papers or memoranda of every kind which come into my possession in the course of providing the consulting services, including, without limitation, any documents, writings and copies thereof, that contain Confidential Information, are the sole property of the Company, and I will surrender all such property to the Company upon request and in any event upon termination of my services.

5.0     Assignment of Inventions.

   5.1   Maintenance of Records. I agree to keep separate and segregated from my other personal property, including any work I am doing for any other party, all documents, records, notebooks and correspondence relating to my work for the Company, and to maintain notebooks and other records in such form as the Company reasonably requests.

   5.2   Disclosure of Inventions. I will promptly disclose to the Company all Inventions, as defined below. The term “Inventions” includes, but is not limited to, concepts, ideas, processes, programs, algorithms, methods, formulae, compositions, techniques, articles, and machines, as well as improvements thereof or know-how related thereto and all original works of authorship (herein "Inventions"), whether or not patentable, copyrightable or protectable as trade secrets, which are conceived or made by me, alone or with others, (i) during the term of this Agreement, if such Inventions relate in any manner to the actual business or research or anticipated business or research disclosed to me, including any business or research conducted by the Company for or jointly with any other party, or (ii) during the term of this Agreement or thereafter, if such Inventions are developed using trade secret information of the Company or result from work performed by me for the Company.

   5.3   Assignment of Inventions.   I hereby assign to the Company without additional compensation or other consideration my entire right, title and interest to each Invention described in Section 5.2 hereof. I will execute all papers and documents as requested by the Company to obtain and enforce any patent, copyright or other protection which the Company elects to obtain or enforce, in any country, in my name or the Company's name (or the name of an appropriate Company affiliate), as the case may be, at the Company's expense. My obligation to assist the Company in obtaining and enforcing patents, copyrights and other protections shall continue beyond the termination of my services, but the Company shall compensate me at a reasonable rate after the termination of my services for time actually spent at the Company's request providing such assistance. If the Company is unable, after reasonable effort, to secure my signature on any document needed to apply for, prosecute or enforce any patent, copyright or other protection relating to an Invention, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such document and to do all

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other lawfully permitted acts to further the prosecution and enforcement of patents, copyrights or similar protections with the same legal force and effect as if executed by me.

6.0     No Conflicting Obligations.

   6.1   No Conflicting Agreements. The Company understands and agrees that during the Consulting Period I may be retained by other companies, corporations, and/or commercial enterprises to perform consulting services. I agree, however, that, during the Consulting Period, I will not, for my account or as an officer, member, employee, consultant, representative or advisor of another, engage in or contribute my knowledge to engineering, development, manufacturing, research, business analysis or sales relating to any product, equipment, process or material that relates in any way to the actual or anticipated business or research and development of the Company for itself or its affiliates without the written permission of the Company. The foregoing provision, however, shall not prohibit me from engaging in any work at any time after the Consulting Period, provided that Confidential Information will not be involved in such work. The provisions of this Section 6.1 will not be construed as limiting to any extent my continuing obligations under any other section of this Agreement.

   6.2   No Conflict With Prior Agreements. I represent and warrant to the Company and its affiliates that my retention by the Company and my performance of my obligations under this Agreement do not conflict with any prior obligations to third parties, including former employers. I represent and warrant that the Company has not asked me to reveal, nor will I do so, any trade secrets or other proprietary or confidential information that may have been gained by me during my previous employment or engagement which I am under obligation not to disclose.

7.0     Termination. The Consulting Period may be terminated by me or the Company for any reason upon 30 days' prior written notice. The Company may terminate this Agreement immediately upon a material breach of the terms by Consultant.

8.0     Legal Relationship. My relationship with the Company is that of an independent contractor and not as an employee, as such is defined in C.R.S. 8-40-202(2)(a), nor an agent of the Company. I will not be entitled to any benefits or compensation from the Company except as set forth in this Agreement. I agree that I am responsible for direct payment of any federal or state taxes on the compensation paid to me under this Agreement. I understand that I am not authorized to bind the Company or make any representations on its behalf in any matter.

9.0      Assignment; Binding Upon Estate. The services to be rendered under this Agreement are personal in nature, and my rights and obligations under this Agreement may not be assigned by me without the prior written consent of the Company. Subject to this restriction, this Agreement shall be binding upon me, my heirs, executors, administrators or legal representatives and shall inure to the benefit of the Company and its successors and assigns.

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10.0    Governing Law. This Agreement shall be governed by the laws of the State of Colorado. Each article shall be independent and separable from all other articles, and the invalidity of an article shall not affect the enforceability of any of the other articles.

11.0    Remedies. I recognize that any violation of this Agreement by me would cause the Company irreparable damage for which other remedies would be inadequate, and I therefore agree that the Company shall have the right to obtain, in addition to all other remedies, such injunctive and other equitable relief from a court of competent jurisdiction as may be necessary or appropriate to prevent any violation of this Agreement. The Company shall be entitled to recover reasonable attorney's fees and costs in conjunction with any successful action brought to enforce or interpret this Agreement.

12.0    Waiver. The Company's waiver or failure to enforce the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of its rights hereunder with respect to other violations of this or any other agreement.

13.0    Entire Agreement. This Agreement contains the entire Agreement between the Company and myself relating to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, correspondence, understandings and agreements between us relating to the subject matter hereof. This Agreement may be modified or amended only by mutual written consent of the parties.

14.0    Survival. Any and all obligations of Consultant under this Agreement shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, I have signed this Agreement as of the date on the first page hereof, to be effective from and after the first date of the Consulting Period, as set forth below.

ACCEPTED FOR CONSULTANT:

By:      /s/ William A. Aylesworth________________

Name:   William A. Aylesworth

ACCEPTED FOR HESKA CORPORATION:

By:       /s/ Robert B. Grieve

Name:   Robert B. Grieve

Title:    Executive Chair

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EXHIBIT A

1.	Name and Address of Consultant:

William A. Aylesworth ##### ###### #### #.#. ### ### #####, ##### #####

2.

Term of Consulting Period:

Subject to Section 7 of the Agreement, the Consulting Period is from the Effective Date through the first anniversary of the Effective Date and renewable at the end of the initial one (1) year term upon mutual written agreement.

3.

Duties of Consultant:

During the Consulting Period, Consultant shall consult with Heska’s Executive Chair, Chief Executive Officer and members of the Audit Committee (the “Company Representatives”) on financial, accounting and reporting matters, Heska Board of Directors matters and any other matter as requested by a Company Representative

4.

Compensation:

During the Consulting Period, all stock options held by Consultant on the Effective Date shall continue to vest, and shall remain exercisable, in accordance with the terms and conditions of the agreements applicable thereto. The Company shall reimburse Consultant for all reasonable expenses incurred on behalf of the Company in connection with the performance of his/her services hereunder, upon presentation of appropriate receipts, provided that Consultant shall be reimbursed only to the extent that such expenses have been approved in writing in advance by an officer of the Company. Invoices shall be sent to:

Heska Corporation 3760 Rocky Mountain Avenue Loveland, Colorado 80538 Attention: Laney Keefe, Manager, Legal

SIGNED:

Heska Corporation	Consultant

By: /s/ Robert B. Grieve	By: /s/ William A. Aylesworth

Typed Name: Robert B. Grieve	Typed Name: William A. Aylesworth

Title: Executive Chair

Date: 5/4/15	Date: 5/4/15

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